Andrew Berlin, AVP - Investor Relations Jeffrey Myhre, VP - Editorial

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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER ANNOUNCES PASSING OF DR. TAPAN K. BOSE

ALGONA, IA, January 25, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, is saddened to announced the untimely passing of Professor Tapan Bose, President of Hydrogen Engine Centre Canada.

Ted Hollinger, founder of HEC and head of HEC’s Advanced Carbonless Energy Technology Group (ACETG), said, “We are profoundly affected by the loss of our friend and colleague, Tapan. He had dedicated his life to his family and his work, and he was one of those rare individuals who excelled at both. I was fortunate enough to know him both as a friend and as a fellow scientist. I couldn’t have worked with a better physicist. Tapan and I had outlined many projects to move hydrogen and ammonia technology forward. I am more determined than ever to continue his work.”

Tapan K. Bose obtained his Ph.D. in physics from the University of Louvain, Belgium and his postdoctoral studies at Brown University in the United States. Dr. Bose had served as the President of Hydrogen Engine Centre Canada since September 2005 and as the Eastern Vice-Chair of the Canadian Hydrogen Association. He was a former professor of physics and founder and former Director of the Hydrogen Research Institute at the University of Quebec in Canada. In 2005, the University recognized Dr. Bose’s contributions by officially naming the building housing the Hydrogen Research Institute as the Tapan K. Bose Pavilion. He was also the former Chairman of ISO/TC 197 for hydrogen technologies. Dr. Bose had been a member of the Hydrogen Technical Advisory Group of Natural Resources Canada and member of the Board of Directors of the National Hydrogen Association in the United States. In his lifetime, he had authored and co-authored more than 140 publications and 4 books. He held 14 patents and numerous technical reports. He had delivered more than 100 invited lectures.

On April 23, 1993, he was awarded the Medal of the Governor General of Canada for services rendered to Canada on the occasion of the 125th anniversary of the Confederation. This was followed on March 26, 1994, with the Medal of Merit from the Université du Québec à Trois-Rivières for his scholarly achievements. In October 1994, Dr. Bose was named Laureate of Research and Development, 5th Énergia Gala, Association québécoise pour la maîtrise de l'énergie (AQME). On March 8, 2001 Meritorious Service Award for outstanding leadership of both ISO TC 197 and the Canadian Hydrogen Association, National Hydrogen Association, USA

Dr. Bose is survived by his wife, Gourri, his son Prosenjit, and daughter Ruma. Hydrogen Engine Center expresses its deepest condolences to Dr. Bose’s family, friends and colleagues. His friendship and talents will be missed by all who had the pleasure of knowing him.

The Company’s senior management will meet in the near future to consider possible successors.

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About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. We have and continue to file patents around these next generation systems and processes. These solutions and the engines using them are designed to run on alternative fuels including but not limited to gasoline, propane, natural gas, ethanol and hydrogen. We are developing engines that are fueled by ammonia. Our engines and engine products are sold under the brand name Oxx Power ™. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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